UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2015
ANNUAL MEETING
& INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 20, 2015

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 20, 2015 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, to elect eight members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 6, 2015 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Mississippi Power Company Corporate Secretary at (228) 864-1211.

The Information Statement and the 2014 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2014 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015.

This Information Statement and the 2014 Annual Report also are available to you at www.mississippipower.com/about-us/financials.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 14, 2015

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (Company) in connection with the 2015 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 20, 2015 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308. This Information Statement is initially being provided to shareholders on or about April 14, 2015. The Information Statement and the 2014 Annual Report also are available on the internet at www.mississippipower.com/about-us/financials.

At the meeting, the shareholders will vote to elect eight members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of April 6, 2015 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each depositary share representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of Directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote. The Company’s charter provides for cumulative voting rights in the election of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company’s principal business address is 2992 West Beach, Gulfport, Mississippi 39501.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2016 Annual Meeting, shareholder proposals must be received by the Company no later than February 15, 2016.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of eight Directors is to be elected at the 2015 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company’s Board. The information is current as of the date of this Information Statement.

G. Edison Holland, Jr. - Director since 2013
Mr. Holland, 62, has served as Chairman of the Board, President, and Chief Executive Officer of the Company since May 2013 and an Executive Vice President of Southern Company since 2001. Prior to assuming his current position, he served as Executive Vice President, General Counsel, and Corporate Secretary of Southern Company from 2001 to May 2013. He also served as Southern Company’s Chief Compliance Officer. Mr. Holland began his career within the Southern Company system in 1992, where he worked in a number of positions of increasing responsibility, including serving as Vice President and Corporate Counsel of Gulf Power Company (Gulf Power), Vice President of Power Generation and Transmission of Gulf Power, and President and Chief Executive Officer of Savannah Electric and Power Company. Prior to joining the Southern Company system, Mr. Holland was a partner in the law firm of Beggs & Lane, RLLP, where he served as General Counsel to Gulf Power. He serves on the Boards of Energy Insurance Mutual and the Institute of Legal Reform. His leadership experience throughout the Southern Company system and understanding of the electric utility business, its regulatory structure, and other industry specific matters that affect the Company make him well qualified to serve on the Board.

Carl J. Chaney - Director since 2009
Mr. Chaney, 53, retired effective January 1, 2015 from his positions as Director, President, and Chief Executive Officer of Hancock Holding Company, in Gulfport, Mississippi, Director, President, and Chief Executive Officer of Hancock Bank, in Gulfport, Mississippi, Director and Chief Executive Officer of Whitney Bank, in New Orleans, Louisiana, and Director and President of a number of other subsidiaries of Hancock Holding Company. Mr. Chaney served as President of Hancock Holding Company from 2008 to January 1, 2015 and Chief Executive Officer and Director from 2006 to January 1, 2015. He served as Chief Financial Officer and Executive Vice President of Hancock Holding Company, Hancock Bank, and Hancock Bank of Louisiana from 1998 to 2006. Prior to joining Hancock Holding Company, Mr. Chaney was a licensed attorney representing financial institutions throughout 13 states in the Southeast and Southwest in areas including corporate governance, regulatory, securities, Securities and Exchange Commission compliance, and mergers and acquisitions. Mr. Chaney served on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch, having recently completed his final term. He serves as Vice-Chairman of the Board of Directors of the Gulf Coast Renaissance Corporation and he served as Chair-Elect and Treasurer of the MS Economic Council where he also served on the Board of Directors and Executive Committee. Mr. Chaney served on the Board and Executive Committee of the Gulf Coast Business Council and is a past Chairman of the Gulf Coast Chamber. He also serves on the Board and is a past Chairman of the University of Mississippi Banking & Finance Advisory Board. Active in the banking industry, Mr. Chaney was a member of The Financial Services Roundtable in Washington, D.C. He also is an inaugural member of the Banking Advisory Board of Directors of the American Banker. He is past Chairman of the Mississippi Bankers Association and has served on numerous committees of the Mississippi, Louisiana, and Florida Bankers Associations. Mr. Chaney’s strong financial experience in the areas of banking and finance and experience in regulatory law are beneficial to the Board.

L. Royce Cumbest - Director since 2010
Mr. Cumbest, 64, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc., in Pascagoula, Mississippi. Mr. Cumbest has been in the banking industry since 1971 and with Merchants & Marine Bank since 1976.  He also serves as a Director on the Boards of the First National Bankers Bank and First National Bankers Bankshares, Inc., in Baton Rouge, Louisiana, Jackson County Economic Development Foundation, in Pascagoula, Mississippi, and Mississippi Export Railroad, in Moss Point, Mississippi. Mr. Cumbest has many years of recognized leadership in civic and charitable functions. His business experience and financial expertise are particularly valuable to the Board.

Thomas A. Dews - Director since 2013
Mr. Dews, 68, is President of C. L. Dews & Sons Foundry and Machinery Co., Inc., in Hattiesburg, Mississippi. Mr. Dews is one of four generations associated with the C.L. Dews & Sons Foundry and Machinery Co., Inc., which was founded in 1941. He currently serves on the Advisory Board of BancorpSouth-Hattiesburg and is a member of the Southern Mississippi Planning and Development District-Gulfport Board. Mr. Dews served for 10 years on the Hattiesburg Planning Commission and is past President. He previously served on the Executive Committee of the Area Development Partnership for Greater Hattiesburg, Mississippi and as President of the Hattiesburg Country Club. Mr. Dews’ experience as a business owner and involvement in Mississippi’s economic development makes him a valuable member of the Board.

Mark E. Keenum - Director since 2013
Dr. Keenum, 54, has served as President of Mississippi State University since 2009. Dr. Keenum currently serves as Vice-Chairman of the Southern Association of Colleges and Schools’ Commission on Colleges’ Executive Council. He is also a member of the Boards of Directors of the American Public Land Grant Universities, Innovate MS, International Fertilizer Development Center, and the Foundation for Food and Agriculture Research. He previously served as Under Secretary of the U.S. Department of Agriculture from 2006 until 2009. Dr. Keenum was Chief of Staff and Legislative Assistant in the office of U.S. Senator Thad Cochran from 1989 until 2006. Dr. Keenum’s experience in the educational system and the federal government makes him a valuable member of the Board.

Christine L. Pickering - Director since 2007
Mrs. Pickering, 54, is a Certified Public Accountant (CPA), owning her business, Christy Pickering, CPA Public Accounting Firm, in Biloxi, Mississippi, for two decades. She serves as a Director of Hancock Holding Company and is the Chair of its Corporate Governance Committee and is also Vice Chair of its Audit Committee. Mrs. Pickering also serves as a trustee on the Institutions of Higher Learning for the State of Mississippi for the 2008 to 2018 term. Additionally, she serves or served on the Boards of Directors of Gulf Coast Renaissance Corporation and Infinity, Inc. and serves on the Board of Trustees of Gulf Coast Medical Center. She has been actively engaged in community service as past President of the Biloxi Rotary Club and as a member of the Inaugural Class of Leadership Gulf Coast. Mrs. Pickering, as a CPA and business owner, brings a wealth of accounting and finance experience to the Board.

Philip J. Terrell - Director since 1995
Dr. Terrell, 61, is a retired Superintendent of Schools, Pass Christian Public School District, in Pass Christian, Mississippi. He is an advisory Director of Hancock Bank in Gulfport, Mississippi. Dr. Terrell has engaged in service to his community through the Boys and Girls Club, as well as membership with the Harrison County Development Commission. Dr. Terrell’s experience in the educational system and the community makes him a valuable member of the Board.

Marion L. Waters - Director since 2010
Mr. Waters, 59, is a Partner in Waters International Trucks, Inc., Waters Trucks & Tractor Co., Inc., and Waters Transportation, Inc., in Meridian, Mississippi. Mr. Waters is a well-known business person and civic leader. Mr. Waters has an extensive career in the trucking industry, having served in positions of progressing importance for more than 40 years. His experience includes oversight of facilities throughout Mississippi in Meridian, Columbus, Kosciusko, Natchez, and Hattiesburg. Mr. Waters’ experience also includes service on two international Boards that oversee the transportation industry. Mr. Waters received the 2013 Philanthropist of the Year Award from Meridian Community College and the Hartley D. Peavey Entrepreneur of Excellence Award in 2009. He is also a member of the Meridian Community College Foundation Board of Directors. Mr. Waters previously served on the Boards of the East Mississippi Business Development Corporation and the Aldersgate Retirement Community. His keen business mind and knowledge of transportation and logistics as well as relationships with the residents and businesses of Mississippi are invaluable to the Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company’s 2015 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors that currently consists of eight members. The current nominees for election as Directors consist of seven non-employee Directors and Mr. Holland, the Chairman of the Board, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

Annual cash retainer:

•	$22,000 retainer paid in quarterly amounts of $5,500

Annual stock retainer:

•	$19,500 in Southern Company common stock (Common Stock) units paid in quarterly grants of $4,875

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the Board in a calendar year. If more than five meetings of the Board are held in a calendar year, $1,200 will be paid for participation in each meeting of the Board beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Mississippi Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director’s election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee Directors during 2014, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carl J. Chaney	22,000	19,500	—	—	41,500
L. Royce Cumbest	22,000	19,500	—	—	41,500
Thomas A. Dews	22,000	19,500	—	—	41,500
Mark E. Keenum	22,000	19,500	—	—	41,500
Christine L. Pickering	22,000	19,500	—	—	41,500
Philip J. Terrell	22,000	19,500	—	—	41,500
Marion L. Waters	22,000	19,500	—	—	41,500

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because Mr. Holland is the Director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company’s non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each meeting of the Controls and Compliance Committee. The Chair of the Controls and Compliance Committee currently presides over these executive sessions. Information on how to communicate with the Chair of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Cumbest, Chair; Mr. Chaney, Mr. Dews, Dr. Keenum, Mrs. Pickering, Dr. Terrell, and Mr. Waters.

•	Met four times in 2014

•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee’s responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the

Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website(www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Chaney, Chair; Mr. Dews, and Dr. Keenum

•	Met two times in 2014

•	Oversees the administration of the Directors’ compensation arrangements and reviews employee compensation

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company’s Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company’s expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company Compensation and Management Succession Committee reviewed Pay Governance’s independence including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership, that could impact independence. After reviewing these and other factors, the Southern Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2014, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company’s risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management’s risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company’s risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met five times in 2014. Average Director attendance at all applicable Board and committee meetings held in 2014 was 95%. No nominee attended less than 75% of applicable meetings during 2014.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company’s Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees. Southern Company’s Chairman, President, and Chief Executive Officer also provides input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors, the Chair of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. None of the Company’s Directors attended the Company’s 2014 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the Board of Directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2014 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scope and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held ten meetings during 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015. At the 2015 annual meeting of Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee as of December 31, 2014:

Jon A. Boscia, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
Larry D. Thompson

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company’s principal independent registered public accounting firm for 2014 and 2013.

	2014	2013
	(in thousands)
Audit Fees (1)	$1,656	$1,615
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees (2)	17	0
Total	$1,673	$1,615

(1)	Includes services performed in connection with financing transactions.

(2)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars, subscription fees for Deloitte & Touche’s technical accounting research tool, and information technology consulting services related to general ledger software of the Company.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2015 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company’s Chief Executive Officer and Chief Financial Officer in 2014, as well as each of the Company’s other three most highly compensated executive officers serving at the end of the year. Collectively, these are referred to as the named executive officers.

G. Edison Holland, Jr.	Chairman of the Board, President, and Chief Executive Officer
Moses H. Feagin	Vice President, Chief Financial Officer, and Treasurer
John W. Atherton	Vice President
Jeff G. Franklin	Vice President
R. Allen Reaves, Jr.	Vice President and Senior Production Officer

Executive Summary

Performance and Pay

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2014.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
G. E. Holland, Jr.	662,668	32%	440,014	21%	964,480	47%
M. H. Feagin	251,253	44%	167,140	29%	151,598	27%
J. W. Atherton	257,760	44%	171,312	29%	155,364	27%
J. G. Franklin	255,094	44%	169,695	29%	153,915	27%
R. A. Reaves, Jr.	202,985	49%	133,758	32%	80,103	19%

(1) Salary is the actual amount paid in 2014, Short-Term Performance Pay is the actual amount earned in 2014 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2014. See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

The Company’s financial and operational and Southern Company’s earnings per share (EPS) goal results for 2014, as adjusted and further described in this CD&A, are shown below:

Financial:	124% of Target	Operational:	140% of Target	EPS:	176% of Target

Southern Company’s annualized total shareholder return has been:

1-Year:	25.23%	3-Year:	6.67%	5-Year:	13.22%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company’s and Southern Company’s performance.

Compensation and Benefit Beliefs and Practices

The Company’s compensation and benefit program is based on the following beliefs:

•	Employees’ commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company’s executive compensation program should:

•	Be competitive with the Company’s industry peers;

•	Motivate and reward achievement of the Company’s goals;

•	Be aligned with the interests of Southern Company’s stockholders and the Company’s customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company’s and Southern Company’s business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company’s stockholders. Therefore, short-term performance pay is based on achievement of the Company’s operational and financial performance goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by Southern Company’s EPS performance. Long-term performance pay is tied to Southern Company’s stockholder value, with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance shares, which reward Southern Company’s total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited ongoing perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company’s insider trading policy that is applicable to all employees.

•	Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee uses information from others, principally Pay Governance. The Compensation Committee also relies on information from Southern Company’s Human Resources staff and, for individual executive officer performance, from Southern Company’s and the Company’s respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company’s executive compensation at the Southern Company 2014 annual meeting of stockholders. In light of the significant support of Southern Company’s stockholders (94% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company’s and Southern Company’s financial and operational performance, and in the best interests of the Company’s customers and Southern Company’s stockholders.

Executive Compensation Focus

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company EPS, based on actual results compared to target performance levels established early in the year, determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company’s total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers but to hundreds of the Company’s employees. The Performance Pay Program covers almost all of the approximately 1,350 employees of the Company. Stock options and performance shares were granted to approximately 160 employees of the Company. These programs engage employees, which ultimately is good not only for them, but also for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The primary components of the 2014 executive compensation program are shown below:

The Company’s executive compensation program consists of a combination of short-term and long-term components. Short-term compensation includes base salary and the Performance Pay Program. Long-term performance-based compensation includes stock options and performance shares. The performance-based compensation components are linked to the Company’s financial and operational performance, Common Stock performance, and Southern Company’s total shareholder return. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent Directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company’s Chief Executive Officer. Southern Company’s Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for both are developed from a size-appropriate energy services executive compensation survey database. The survey participants, listed below, are utilities with revenues of $1 billion or more. The Compensation Committee reviews the data and uses it in establishing market-based compensation levels for the named executive officers.

AGL Resources Inc.	Entergy Corporation	Pepco Holdings, Inc.
Allete, Inc.	EP Energy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	Eversource International	Portland General Electric Company
Ameren Corporation	Exelon Corporation	PPL Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Areva Inc.	First Solar Inc.	PNM Resources Inc.
Atmos Energy Corporation	GDF SUEZ Energy North America, Inc.	Puget Energy, Inc.
Austin Energy	Iberdrola USA, Inc.	Salt River Project
Avista Corporation	Idaho Power Company	Santee Cooper
Bg US Services, Inc.	Integrys Energy Group, Inc.	SCANA Corporation
Black Hills Corporation	JEA	Sempra Energy
Boardwalk Pipeline Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Southwest Gas Corporation
Calpine Corporation	Laclede Group, Inc.	Spectra Energy Corp.
CenterpPoint Energy, Inc.	LG&E and KU Energy LLC	TECO Energy, Inc.
Cleco Corporation	Lower Colorado River Authority	Tennessee Valley Authority
CMS Energy Corporation	MDU Resources Group, Inc.	The AES Corporation
Consolidated Edison, Inc.	National Grid USA	The Babcock & Wilcox Company
Dominion Resources, Inc.	Nebraska Public Power District	The Williams Companies, Inc.
DTE Energy Company	New Jersey Resources Corporation	TransCanada Corporation
Duke Energy Corporation	New York Power Authority	Tri-State Generation & Transmission Association, Inc.
Dynegy Inc.	NextEra Energy, Inc.
Edison International	NiSource Inc.	UGI Corporation
ElectriCities of North Carolina	NorthWestern Corporation	UIL Holdings
Energen Corporation	NRG Energy, Inc.	UNS Energy Corporation
Energy Future Holdings Corp.	OGE Energy Corp.	Vectren Corporation
Energy Solutions, Inc.	Omaha Public Power District	Westar Energy, Inc.
Energy Transfer Partners, L.P.	Oncor Electric Delivery Company LLC	Wisconsin Energy Corporation
EnLink Midstream	Pacific Gas & Electric Company	Xcel Energy Inc.

Market data for the Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2014 compensation amounts. Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

The total target compensation opportunity was established in early 2014 for each named executive officer as shown below:

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
G. E. Holland, Jr.	665,176	399,105	964,480	2,028,761
M. H. Feagin	252,668	113,701	151,598	517,967
J. W. Atherton	258,975	116,539	155,364	530,878
J. G Franklin	256,531	115,439	153,915	525,885
R. A. Reaves, Jr.	200,331	80,133	80,103	360,567

The salary levels shown above were not effective until March 2014. Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2014. In September 2014, Mr. Reaves’s salary increased to $214,355 due to the expansion of his responsibilities to include the Red Hills Generation Facility. His target annual performance-based compensation was increased to $85,742.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $2.20 per option and performance shares at $37.54 per unit. These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. The mix of stock options and performance shares granted was 40% and 60%, respectively, of the long-term value shown above.

In 2013, Pay Governance analyzed the level of actual payouts for 2012 performance under the annual Performance Pay Program made to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2014. That analysis was updated in 2014 by Pay Governance for 2013 performance, and those findings were used in establishing goals for 2015.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2014 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2014.

With the exception of Southern Company executive officers, including Mr. Holland, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company’s Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual’s relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer’s supervisor and approved by Southern Company’s Chief Executive Officer. Mr. Holland’s base salary was approved by the Compensation Committee.

2014 Performance-Based Compensation

This section describes performance-based compensation for 2014.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system’s number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2014, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals. The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2014 Annual Performance-Based Pay Program

                                                     Annual Performance Pay Program Highlights
• Rewards achievement of annual performance goals:
• Business unit net income
• Business unit operational performance
• Southern Company EPS
• Goals are weighted one-third each
• Performance results range from 0% to 200% of target, based on level of goal achievement

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals. In setting goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company’s traditional operating companies, including the Company, and Southern Power Company (Southern Power), the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

•	Business Unit Operational Goals: Varies by business unit
For Southern Company’s traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, major projects (Georgia Power Company (Georgia Power) and the Company), and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company’s net income from ongoing business activities divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. For the financial goals, such adjustments typically include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the financial goals were established and of sufficient magnitude to warrant recognition. As reported in the Company’s Notice of 2014 Annual Meeting and Information Statement, the Compensation Committee did not follow its usual practice, and the charges taken in 2013 related to the Company’s construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC) were not excluded from goal achievement results. Because the charges were not excluded, the payout levels for all employees, including the named executive officers, were reduced significantly in 2013. In 2014, Southern Company recorded pre-tax charges to earnings of $868 million ($536 million after-tax, or $0.59 per share) (2014 Kemper IGCC Charges) due to estimated probable losses relating to the Kemper IGCC. Additionally, Southern Company adjusted its 2014 net income by $17 million after-tax (or $0.02 per share) relating to the reversal of previously recognized revenues recorded in 2014 and 2013 and the recognition of carrying costs associated with the 2015 Mississippi Supreme Court decision that reversed the Mississippi Public Service Commission’s March 2013 rate order associated with the Kemper IGCC (together with the 2014 Kemper IGCC Charges, 2014 Kemper IGCC Charges and Adjustments). The Compensation Committee reviewed the impact of the 2014 Kemper IGCC Charges and Adjustments on goal achievement and payout levels for all Southern Company system employees, including the named executive officers. The Compensation Committee determined that, given the action taken last year and the high levels of achievement of other performance goals in 2014, it was not appropriate to reduce payouts earned in 2014 under the broad-based program applicable to all participating employees. Therefore, the Compensation Committee made an adjustment to exclude the impact of the 2014 Kemper IGCC Charges and Adjustments ($0.61 per share) from earnings as it relates to the EPS goal payout for most Southern Company system employees.

As described in greater detail below, all of the named executive officers except Mr. Reaves are paid based on the business unit net income result for the Company, and Mr. Reaves is paid in part based on the business unit net income result for the Company and in part based on the equity-weighted average of the business unit net income results, which includes the net income goal achievement for the Company. Due to the 2014 Kemper IGCC Charges and Adjustments described above, the Company recorded a net loss of $328.7 million, resulting in below-threshold performance and would have resulted in no payout associated with the business unit financial goal for all employees of the Company and no payout associated with the Company’s portion of the net income goal for thousands of employees across the Southern Company system paid based on the equity-weighted average of the business unit net income results, including Mr. Reaves. With the adjustment made by the Compensation Committee, the Company’s net income for purposes of calculating goal achievement was $224 million. The adjusted net income resulted in a higher payout for the net income goal for all employees of the Company as well as a higher payout associated with the overall equity-weighted average net income results for several thousand other employees across the Southern Company system whose payouts are determined by the equity-weighted average of the business unit net income results, including Mr. Reaves.

As described above, the adjustment to earnings as it relates to the EPS goal payout applied to employees across the entire Southern Company system, and the adjustment to the Company’s net income goal achievement affected thousands of employees across the Southern Company system, including certain named executive officers. However, because the strategic goals related to the Kemper IGCC were not fully executed in 2014, the Compensation Committee determined that the final payout for certain executive officers of Southern Company most accountable for high-level strategic decisions concerning the Kemper IGCC should be reduced from the amount they would have otherwise received. The Compensation Committee reduced the payout for Mr. Holland by 25%. See Calculating Payouts in this CD&A for a full description of how payouts were calculated for all of the named executive officers.

Under the terms of the program, no payout can be made if events occur that impact Southern Company’s financial ability to fund the Common Stock dividend. The 2014 Kemper IGCC Charges and Adjustments described above did not have that effect.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company’s operations.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at Georgia Power’s Plant Vogtle (Plant Vogtle Units 3 and 4) and the Kemper IGCC, as well as excellence in transition to operations and prudent decision-making related to these two major projects. An executive review committee is in place for each project to assess progress. A combination of subjective and objective measures is considered in assessing the degree of achievement. Final assessments for each project are approved by either Southern Company’s Chief Executive Officer or Southern Company’s Chief Operating Officer and confirmed by the Nuclear/Operations Committee of Southern Company.
Strategic projects enable the Southern Company system to expand capacity to provide clean, affordable energy to customers across the region.
Safety
Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the applicable company’s ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company’s inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Net Income	For the traditional operating companies, including the Company and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.	Supports delivery of Southern Company stockholder value and contributes to the Company’s and Southern Company’s sound financial policies and stable credit ratings.
EPS	Southern Company’s net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company’s stockholders solid, risk-adjusted returns.

The range of business unit and Southern Power net income goals and Southern Company EPS goals for 2014 is shown below. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

Level of Performance	Alabama Power ($, in millions)	Georgia Power ($, in millions)	Gulf Power ($, in millions)	Mississippi Power ($, in millions)*	Southern Power ($, in millions)	EPS ($)*
Maximum	774	1,258	153.0	240.7	175	2.90
Target	717	1,160	140.2	218.6	135	2.76
Threshold	661	1,063	127.4	196.4	95	2.62
*Excluding the impact of the 2014 Kemper IGCC Charges and Adjustments.

The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operations	Safety	Plant Vogtle Units 3 and 4 and Kemper IGCC	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed targets	Industry best	Significantly exceed targets	Greater than 90th percentile or 5-year Company best	Significantly exceed targets	Significant improvement
Target	Top quartile overall	Meet targets	Top quartile	Meet targets	60th percentile	Meet targets	Improvement
Threshold	2nd quartile overall	Significantly below targets	2nd quartile	Significantly below targets	40th percentile	Significantly below targets	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

2014 Achievement

Actual 2014 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Holland, Feagin, Atherton, Franklin, and Reaves)

Goal	Achievement Percentage
Customer Satisfaction	167
Reliability	200
Availability	200
Safety	113
Culture	124
Major Projects - Kemper IGCC Assessment	75
Total Company Operational Goal Performance Factor	140

Southern Company Generation (Mr. Reaves)

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	195
Availability	190
Safety	150
Culture	141
Major Projects - Plant Vogtle Units 3 and 4 Assessment	175
Major Projects - Kemper IGCC Assessment	75
Total Southern Company Generation Operational Goal Performance Factor	168

Financial Performance Goal Results

Goal	Result	Achievement Percentage
Company Net Income (1)	$224.0	124
Southern Power Net Income	$172.3	193
Corporate Net Income Result	Equity-Weighted Average (1)	163
EPS (from ongoing business activities)	$2.80 (2)	176

(1) Both the Company’s net income result and the corporate net income result, which is the equity-weighted average of the business unit net income results and includes the net income result of the Company, were impacted by the adjustment for the 2014 Kemper IGCC Charges and Adjustments ($553 million on an after-tax basis). The Company recorded a net loss, as determined in accordance with generally accepted accounting principles in the United States (GAAP), of $328.7 million. Payouts under the Performance Pay Program were determined using a net income performance result for both the Company and the corporate equity-weighted average result that differed from the Company’s net income as determined in accordance with GAAP and as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (2014 Annual Report).

(2) The EPS result shown in the table excludes the 2014 Kemper IGCC Charges and Adjustments ($0.61 per share) as described above. EPS, as determined in accordance with GAAP, was $2.19 per share. Payouts under the Performance Pay Program were determined using an EPS performance result that differed from EPS as determined in accordance with GAAP.

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Reaves, all of the named executive officers are paid based on Company net income and operational performance. Southern Company Generation officers, including Mr. Reaves, are paid based on the goal achievement of the traditional operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation’s operational goal results are the corporate/aggregate operational goal results.

A total performance factor is determined by adding the applicable business unit financial and operational goal performance and the EPS results and dividing by three. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer. The table below shows the calculation of the total performance factor for each of the named executive officers, based on results shown above.

	Southern Company EPS Result (%) 1/3 weight (1)	Business Unit Financial Goal Result (%) 1/3 weight (1)	Business Unit Operational Goal Result (%) 1/3 weight	Total Performance Factor (%)
G. E. Holland, Jr.	176	124	140	147
M. H. Feagin	176	124	140	147
J. W. Atherton	176	124	140	147
J. G. Franklin	176	124	140	147
R. A. Reaves, Jr.	176	140	151	156
(1) Excluding the impact of the 2014 Kemper IGCC Charges and Adjustments.

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)(1)	Actual Annual Performance Pay Program Payout ($)(2)
G. E. Holland, Jr.	60	399,105	147	440,014
M. H. Feagin	45	113,701	147	167,140
J. W. Atherton	45	116,539	147	171,312
J. G. Franklin	45	115,439	147	169,695
R. A. Reaves, Jr.	40	85,742	156	133,758
(1) Shown as modified and described above.

(2) As described above, the Compensation Committee reduced Mr. Holland’s final payout by 25% after the adjustments to performance results in connection with the 2014 Kemper IGCC Charges and Adjustments.

Long-Term Performance-Based Compensation

                                                             2014 Long-Term Pay Program Highlights

• Stock Options:
• Reward long-term Common Stock price appreciation
• Represent 40% of long-term target value
• Vest over three years
• Ten-year term
• Performance Shares:
• Reward Southern Company total shareholder return relative to industry peers and stock price appreciation
• Represent 60% of long-term target value
• Three-year performance period
• Performance results can range from 0% to 200% of target
• Paid in Common Stock at end of performance period

Long-term performance-based awards are intended to promote long-term success and increase Southern Company’s stockholder value by directly tying a substantial portion of the named executive officers’ total compensation to the interests of Southern Company’s stockholders. Long-term performance-based awards also benefit customers by providing competitive compensation that allows the Company to attract, retain, and engage employees who provide focus on serving customers and delivering safe and reliable electric service.

Southern Company stock options represent 40% of the long-term performance target value, and performance shares represent the remaining 60%. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives. Southern Company stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on Southern Company’s total shareholder return relative to industry peers, as well as Common Stock price.

The following table shows the grant date fair value of the long-term performance-based awards granted in 2014.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
G. E. Holland, Jr.	385,801	578,679	964,480
M. H. Feagin	60,639	90,959	151,598
J. W. Atherton	62,152	93,212	155,364
J. G. Franklin	61,567	92,348	153,915
R. A. Reaves, Jr.	32,052	48,051	80,103

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term. For the grants made in 2014 to Mr. Holland, unvested options are forfeited if he retires from the Company or an affiliate of the Company and accepts a position with a peer company within two years of retirement.  The value of each stock option was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating that amount are discussed in Note 8 to the Financial Statements in the 2014 Annual Report. For 2014, the Black-Scholes value on the grant date was $2.20 per stock option.

Performance Shares

2014-2016 Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the grants made in 2014, the value per unit was $37.54. See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

At the end of the three-year performance period (January 1, 2014 through December 31, 2016), the number of units will be adjusted up or down (0% to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Southern Company custom peer group. While in previous years Southern Company’s total shareholder return was measured relative to two peer groups (a custom peer group and the Philadelphia Utility Index), the Compensation Committee decided to streamline the performance share peer group for the 2014 grant by eliminating the Philadelphia Utility Index and establishing one custom peer group. The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors, creating a peer group that is even more aligned with Southern Company’s strategy. For performance shares granted in previous years using the dual peer group structure, the final result will be measured using both peer groups as approved by the Compensation Committee at the time of the grant. The custom peer group varies from the Market Data peer group discussed previously due to the timing and criteria of the peer selection process; however, there is significant overlap. The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period. No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the custom peer group on the grant date are listed below.

Alliant Energy Corporation	Integrys Energy Group
Ameren Corporation	Pepco Holdings, Inc.
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Wisconsin Energy Corporation
Edison International	Xcel Energy Inc.
Eversource International

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2014 through 2016 performance period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period. A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

2012-2014 Payouts

Performance share grants were made in 2012 with a three-year performance period that ended on December 31, 2014. Based on Southern Company’s total shareholder return achievement relative to that of the Philadelphia Utility Index (28% payout) and the custom peer group (0% payout), the payout percentage was 14% of target, which is the average of the two peer groups. The following table shows the target and actual awards of performance shares for the named executive officers.

	Target Performance Shares (#)	Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
G. E. Holland, Jr.	13,246	556,200	1,854	91,050
M. H. Feagin	2,006	84,232	281	13,800
J. W. Atherton	2,006	84,232	281	13,800
J. G. Franklin	2,037	85,534	285	13,996
R. A. Reaves, Jr.	1,081	45,391	151	7,416

Timing of Performance-Based Compensation

As discussed above, the 2014 annual Performance Pay Program goals and Southern Company’s total shareholder return goals applicable to performance shares were established early in the year by the Compensation Committee. Annual stock option grants also were made by the Compensation Committee. The establishment of performance-based compensation goals and the granting of equity awards were not timed with the release of material, non-public information. This procedure is consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2014 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Southern Excellence Awards

Mr. Feagin received a discretionary award in the amount of $10,000 in recognition of his superior leadership in developing and achieving strategic financial objectives for the Company. Mr. Reaves received a discretionary award in the amount of $5,000 in recognition of his exemplary performance relating to the Kemper IGCC commercial operations.

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company’s goal of providing market-based compensation and benefits.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company or its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. A supplemental retirement agreement (SRA) was entered into with Mr. Holland when he was hired in 1992. Prior to his employment with the Southern Company system, Mr. Holland provided legal services to Gulf Power while employed by Gulf Power’s principal law firm in Pensacola. The agreement provides retirement benefits as if he had an additional 12.25 years of service.

The Company also provides the Deferred Compensation Plan, which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-
based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Holland and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-Control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders. More information about severance arrangements is included under Potential Payments upon Termination or Change-in-Control.

Perquisites

The Company provides limited ongoing perquisites to its executive officers, including the named executive officers, consistent with the Company’s goal of providing market-based compensation and benefits. The perquisites provided in 2014, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

PERFORMANCE-BASED COMPENSATION PROGRAM CHANGES FOR 2015

In early 2015, the Compensation Committee made several changes to the performance-based compensation programs, impacting 2015 compensation. These changes affect both the annual Performance Pay Program as well as the long-term performance-based compensation program and are described below.

Annual Performance-Based Pay Program

Beginning in 2015, the annual performance-based pay program will incorporate individual goals for all executive officers of Southern Company, including Mr. Holland. Currently, the goals are equally weighted between the EPS goal, the applicable business unit net income goal, and the applicable business unit operational goals. Starting with the 2015 annual Performance Pay Program goals, the Compensation Committee added an individual goal component (weighted 10%), and changed the weights for the EPS goal and business unit financial and operational goals (weighted 30% each) for Mr. Holland. The other named executive officers were not affected by this change.

Long-Term Performance-Based Compensation

Since 2010, the Southern Company system’s long-term performance-based compensation program has included two components: stock options and performance shares. After reviewing current market practices with Pay Governance, the Compensation Committee decided to modify the long-term performance-based compensation program to further align the compensation program with peers in the utility industry and create better alignment of pay with long-term performance. Beginning with long-term performance-based equity grants made in early 2015, the long-term performance-based program consists exclusively of performance shares. The new structure maintains the three-year performance cycle described earlier in this CD&A for performance shares but expands the performance metrics from one (relative total shareholder return) to three metrics. The new program now includes relative total shareholder return (50%), cumulative EPS from ongoing operations over a three-year period (25%), and equity-weighted return on equity (ROE) (25%). Under the new program, dividends will accrue on performance shares throughout the performance period, and eligible new hires and newly promoted employees will receive interim prorated grants of performance shares instead of stock options.

The continued use of relative total shareholder return as a metric in the long-term performance program maintains consistency with the previous program as well as allows Southern Company to measure its performance against a custom group of regulated peers. The new EPS goal measures cumulative EPS from ongoing operations over a three-year period and motivates ongoing earnings growth to support Southern Company’s dividends and achievement of strategic financial objectives. The new equity-weighted ROE goal measures traditional operating company performance from ongoing operations over a three-year period and is set to encourage top quartile ROE performance. Both the EPS and ROE goals are subject to a gateway goal focused on Southern Company’s credit ratings. If Southern Company fails to meet the credit rating requirements established by the Compensation Committee, there will be no payout associated with the EPS and ROE goals.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership. The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60. Mr. Holland is over age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
G. E. Holland, Jr.	1.5 Times	3 Times
M. H. Feagin	2 Times	4 Times
J. W. Atherton	2 Times	4 Times
J. G. Franklin	2 Times	4 Times
R. A. Reaves, Jr.	1 Times	2 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement. Newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirement. All of the named executive officers are meeting their respective ownership requirements.

POLICY ON RECOVERY OF AWARDS

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay Southern Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

POLICY REGARDING HEDGING THE ECONOMIC RISK OF STOCK OWNERSHIP

Southern Company’s policy is that employees and outside Directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the 2014 Annual Report and in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Veronica M. Hagen
William G. Smith, Jr.
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2012, 2013, and 2014 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
G. Edison Holland, Jr. Chairman of the Board, President, and Chief Executive Officer	2014	662,668	0	578,679	385,801	440,014	1,029,404	54,201	3,150,767
	2013	649,723	0	567,324	378,236	256,398	2,441	164,828	2,018,950

Moses H. Feagin Vice President, Chief Financial Officer, and Treasurer	2014	251,253	10,030	90,959	60,639	167,140	301,980	21,151	903,152
	2013	243,191	5,035	88,290	58,873	57,402	—	16,004	468,795
	2012	232,015	25	84,232	56,176	123,791	269,537	13,167	778,943
John W. Atherton Vice President	2014	257,760	0	93,212	62,152	171,312	349,506	15,055	948,997
	2013	251,362	0	90,923	60,637	59,122	—	13,062	475,106
	2012	238,543	0	84,232	56,176	121,660	306,886	12,806	820,303
Jeff G. Franklin Vice President	2014	255,094	0	92,348	61,567	169,695	229,670	20,564	828,938
	2013	246,909	0	89,627	59,772	58,280	—	16,911	471,499
	2012	236,374	0	85,534	57,033	138,032	185,652	14,382	717,007
R. Allen Reaves, Jr. Vice President and Senior Production Officer	2014	202,985	5,000	48,051	32,052	133,758	341,383	12,442	775,671
	2013	193,498	0	46,656	31,118	49,013	—	9,178	329,463
	2012	187,855	0	45,391	30,269	107,614	264,676	9,576	645,381

Column (a)

Mr. Holland was not an executive officer of the Company prior to 2013.

Column (d)

Mr. Feagin received a Southern Excellence Award in the amount of $10,000, and Mr. Reaves received a Southern Excellence Award in the amount of $5,000. These awards are described in the CD&A. The amount shown for 2014 for Mr. Feagin also includes the value of a non-cash safety award.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2014. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2014. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model. No amounts will be earned until the end of the three-year performance period on December 31, 2016. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee. The aggregate grant date fair value of the performance shares granted in 2014 to Messrs. Holland, Feagin, Atherton, Franklin, and Reaves, assuming that the highest level of performance is achieved, is $1,157,358, $181,918, $186,424, $184,696, and $96,102, respectively (200% of the amount shown in the table). See Note 8 to the Financial Statements in the 2014 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year. See Note 8 to the Financial Statements in the 2014 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the payouts under the annual Performance Pay Program. The amount reported for the Performance Pay Program is for the one-year performance period that ended on December 31, 2014. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2012, 2013, and 2014. The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates. In general, pension values increased for all named executive officers due to a decrease in discount rates and updated mortality rates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2014, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2013 and December 31, 2014 are:

•	Discount rate for the Pension Plan was decreased to 4.20% as of December 31, 2014 from 5.05% as of December 31, 2013;

•	Discount rate for the supplemental pension plans was decreased to 3.75% as of December 31, 2014 from 4.50% as of December 31, 2013; and

•	Mortality rates for all plans were updated due to the release of new mortality tables.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements; employer contributions in 2014 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (Code); and contributions in 2014 under the Southern

Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2014 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
G. E. Holland, Jr.	21,228	0	12,437	20,536	54,201
M. H. Feagin	4,071	5,131	11,949	0	21,151
J. W. Atherton	1,274	635	13,146	0	15,055
J. G. Franklin	6,422	1,133	12,003	1,006	20,564
R. A. Reaves, Jr.	126	2,746	8,945	625	12,442

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of a financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Corporate Aircraft. The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for the Chairman, President, and Chief Executive Officer. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included. The perquisite amount shown above for Mr. Holland includes $9,433 for approved personal use of the corporate aircraft.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2014

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2014 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
G. E. Holland, Jr.		3,991	399,105	798,210
	2/10/2014				154	15,415	30,830			578,679
	2/10/2014							175,364	41.28	385,801
M. H. Feagin		1,137	113,701	227,402
	2/10/2014				24	2,423	4,846			90,959
	2/10/2014							27,563	41.28	60,639
J.W. Atherton		1,165	116,539	233,078
	2/10/2014				24	2,483	4,966			93,212
	2/10/2014							28,251	41.28	62,152
J.G. Franklin		1,154	115,439	230,878
	2/10/2014				24	2,460	4,920			92,348
	2/10/2014							27,985	41.28	61,567
R.A. Reaves, Jr.		857	85,742	171,484
	2/10/2014				12	1,280	2,560			48,051
	2/10/2014							14,569	41.28	32,052

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2014 as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2014, as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid out in Common Stock following the end of the 2014 through 2016 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2014, as described in the CD&A, and column (k) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2014. For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model. For stock options, the value is derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 8 to the Financial Statements in the 2014 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares) held by or granted to the named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name (a)						Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)
G. E. Holland, Jr.	75,523	0	36.42	2/19/2017
	74,703	0	35.78	2/18/2018
	53,840	0	31.39	2/16/2019
	110,775	0	37.97	2/14/2021
	72,924	36,462	44.42	2/13/2022
	43,178	86,355	44.06	2/11/2023
	0	175,364	41.28	2/10/2024
					14,008	687,933
					15,415	757,031
M. H. Feagin	16,462	0	37.97	2/14/2021
	11,047	5,524	44.42	2/13/2022
	6,721	13,441	44.06	2/11/2023
	0	27,563	41.28	2/10/2024
					2,180	107,060
					2,423	118,994
J. W. Atherton	13,362	0	37.97	2/14/2021
	11,047	5,524	44.42	2/13/2022
	6,922	13,844	44.06	2/11/2023
	0	28,251	41.28	2/10/2024
					2,245	110,252
					2,483	121,940
J. G. Franklin	10,142	0	37.97	2/14/2021
	11,216	5,608	44.42	2/13/2022
	6,824	13,646	44.06	2/11/2023
	0	27,985	41.28	2/10/2024
					2,213	108,680
					2,460	120,811
R. A. Reaves, Jr.	5,139	0	35.78	2/18/2018
	7,594	0	31.39	2/16/2019
	6,897	0	31.17	2/15/2020
	8,956	0	37.97	2/14/2021
	5,953	2,976	44.42	2/13/2022
	3,553	7,104	44.06	2/11/2023
	0	14,569	41.28	2/10/2024
					1,152	56,575
					1,280	62,861

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2007 through 2011 with expiration dates from 2017 through 2021 were fully vested as of December 31, 2014. The options granted in 2012, 2013, and 2014 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2012	February 13, 2022	February 13, 2015
2013	February 11, 2023	February 11, 2016
2014	February 10, 2024	February 10, 2017

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change-in-Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the target number of performance shares that can be earned at the end of each three-year performance period (December 31, 2015 and 2016) that were granted in 2013 and 2014, respectively.

The performance shares granted for the 2012 through 2014 performance period vested on December 31, 2014 and are shown in the Option Exercises and Stock Vested in 2014 table below. The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 31, 2014 ($49.11). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period. See further discussion of performance shares in the CD&A. See also Potential Payments upon Termination or Change-in-Control for more information about the treatment of performance shares under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
G. E. Holland, Jr.	78,780	1,247,087	1,854	91,050
M. H. Feagin	16,136	194,204	281	13,800
J. W. Atherton	7,570	83,976	281	13,800
J. G. Franklin	0	0	285	13,996
R. A. Reaves, Jr.	8,631	122,052	151	7,416

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2014, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares awarded for the 2012 through 2014 performance period that vested on December 31, 2014. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($49.11).

PENSION BENEFITS AT 2014 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
G. E. Holland, Jr.	Pension Plan	21.75	1,024,249	0
	Supplemental Benefit Plan (Pension-Related)	21.75	3,035,143	0
	Supplemental Executive Retirement Plan	21.75	915,340	0
	Supplemental Retirement Agreement	12.25	2,890,772	0
M. H. Feagin	Pension Plan	26.83	799,818	0
	Supplemental Benefit Plan (Pension-Related)	26.83	132,935	0
	Supplemental Executive Retirement Plan	26.83	202,862	0
J.W. Atherton	Pension Plan	29.00	1,066,551	0
	Supplemental Benefit Plan (Pension-Related)	29.00	156,623	0
	Supplemental Executive Retirement Plan	29.00	259,332	0
J. G. Franklin	Pension Plan	20.50	547,099	0
	Supplemental Benefit Plan (Pension-Related)	20.50	79,253	0
	Supplemental Executive Retirement Plan	20.50	155,241	0
R. A. Reaves, Jr.	Pension Plan	33.00	969,160	0
	Supplemental Benefit Plan (Pension-Related)	33.00	114,601	0
	Supplemental Executive Retirement Plan	33.00	241,088	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2014 was $260,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates of pay.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2014, all of the named executive officers were retirement-eligible, except Mr. Franklin.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2014, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant’s death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP’s early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P’s provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change-in-Control.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax qualified. Information about the SRA with Mr. Holland is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.20% Pension Plan and 3.75% supplemental plans as of December 31, 2014,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - RP-2014 mortality tables with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 75% single life annuity; 15% level income annuity; 5% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2014 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
G. E. Holland, Jr.	0	20,536	225,505	0	3,332,550
M. H. Feagin	14,351	0	28,009	0	245,510
J. W. Atherton	0	0	0	0	0
J. G. Franklin	0	1,006	10	0	1,016
R. A. Reaves, Jr.	26,791	625	49,412	0	256,897

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2014, the rate of return in the Stock Equivalent Account was 25.27%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The interest rate earned on amounts deferred during 2014 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2014. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2014 were the amounts that were earned as of December 31, 2013 but not payable until the first quarter of 2014. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2014 but not payable until early 2015. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company’s prior years’ Information Statements. The following chart shows the amounts reported in the Company’s prior years’ Information Statements.

	Amounts Deferred under the DCP Prior to 2014 and Reported in Prior Years’ Information Statements ($)	Employer Contributions under the SBP Prior to 2014 and Reported in Prior Years’ Information Statements ($)	Total ($)
G. E. Holland, Jr.	0	20,131	20,131
M. H. Feagin	144,528	0	144,528
J. W. Atherton	0	0	0
J. G. Franklin	0	0	0
R. A. Reaves, Jr.	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2014 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2014 and assumes that the price of Common Stock is the closing market price on December 31, 2014.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of the Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of any of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if retire before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee’s discretion.	Same as Retirement.
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP - pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change- in-Control II.	Based on type of change-in-control event.
SRA	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years’ premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2014.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2014 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Holland, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2014 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2014 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Mr. Franklin, were retirement-eligible on December 31, 2014.

		Retirement ($)	Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	6,319	All plans treated as retiring	3,188
G. E. Holland, Jr.	SBP-P	321,819	All plans treated as retiring	321,819
	SERP	97,055	All plans treated as retiring	97,055
	SRA	306,512	All plans treated as retiring	306,512
	Pension	4,123	All plans treated as retiring	3,931
M. H. Feagin	SBP-P	14,461	All plans treated as retiring	14,461
	SERP	22,067	All plans treated as retiring	22,067
	Pension	6,195	All plans treated as retiring	4,377
J. W. Atherton	SBP-P	17,965	All plans treated as retiring	17,965
	SERP	29,747	All plans treated as retiring	29,747
	Pension	n/a	1,863	3,060
J. G. Franklin	SBP-P	n/a	79,163	9,489
	SERP	n/a	0	18,587
	Pension	5,663	All plans treated as retiring	3,945
R. A. Reaves, Jr.	SBP-P	13,141	All plans treated as retiring	13,141
	SERP	27,645	All plans treated as retiring	27,645

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2014 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
G. E. Holland, Jr.	3,218,194	970,545	3,065,116	7,253,855
M. H. Feagin	144,606	220,672	—	365,278
J. W. Atherton	179,654	297,466	—	477,120
J. G. Franklin	77,464	151,736	—	229,200
R. A. Reaves, Jr.	131,411	276,451	—	407,862

The pension benefit amounts in the tables above were calculated as of December 31, 2014 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.79% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2014 is the greater of target or actual performance. Because actual payouts for 2014 performance were above the target level for all of the named executive officers, the amount that would have been payable to those named executive officers was the actual amount paid as reported in the CD&A and the Summary Compensation Table.

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest. There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants’ Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2014. The value of performance shares is calculated using the closing price of Common Stock on December 31, 2014. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
G. E. Holland, Jr.	298,181	29,423	729,124	29,423	8,127,482
M. H. Feagin	46,528	4,603	80,758	4,603	804,794
J. W. Atherton	47,619	4,728	78,950	4,728	784,836
J. G. Franklin	47,239	4,673	75,421	4,673	743,874
R. A. Reaves, Jr.	24,649	2,432	62,741	2,432	755,776

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Mr. Franklin, are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. Because Mr. Franklin was not retirement-eligible, healthcare benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing Mr. Franklin two years of healthcare insurance premiums is approximately $28,182.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Holland and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers. If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2014 in connection with a change in control.

Severance Amount ($)
G. E. Holland, Jr.	2,128,563
M. H. Feagin	366,368
J. W. Atherton	375,514
J. G. Franklin	371,970
R. A. Reaves, Jr.	280,464

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged. This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee’s independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2014, none of Southern Company’s or the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees, and executive officers as of December 31, 2014. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2014.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Individuals Have Right to Acquire Within 60 Days (3)
Carl J. Chaney	5,145	4,155	—
L. Royce Cumbest	8,884	8,884	—
Thomas A. Dews	586	586	—
G. Edison Holland, Jr.	606,388	—	569,037
Mark E. Keenum	1,240	1,240	—
Christine L. Pickering	3,723	3,668	—
Phillip J. Terrell	7,864	7,836	—
M. L. Waters	2,050	—	—
John W. Atherton	71,864	—	53,264
Moses H. Feagin	64,560	—	55,662
Jeff G. Franklin	64,963	—	49,942
R. Allen Reaves, Jr.	55,229	—	49,477
Directors, Nominees, and Executive Officers as a group (13 people) (4)	920,086	26,369	794,396

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	This list includes all executive officers serving as of February 28, 2015.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Carl J. Chaney, a Director of the Company, retired effective January 1, 2015 from his positions as Director, President, and Chief Executive Officer of Hancock Holding Company, in Gulfport, Mississippi, and Director, President, and Chief Executive Officer of a number of subsidiary banks. Mr. L. Royce Cumbest, a Director of the Company, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc. During 2014, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with these banks in the future.

In 2014, Mr. John C. Huggins, a retired executive officer of the Company, received compensation of $366,355 and Mr. Billy F. Thornton, Jr., an executive officer of the Company, received compensation of $287,329.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.